EXHIBIT 99.1

NEWS CORP. AND HAIM SABAN REACH AGREEMENT TO SELL FOX FAMILY WORLDWIDE TO DISNEY FOR $5.3 BILLION

LOS ANGELES - July 23, 2001- News Corporation (NYSE: NWS, NWS/A; ASX: NCP, NCPDP) and Haim Saban, Chairman and Chief Executive Officer of Fox Family Worldwide Inc., announced today that they have reached a definitive agreement to sell Fox Family Worldwide to Walt Disney Co. (NYSE: DIS) in a cash transaction valued at approximately $5.3 billion, including the assumption of approximately $2.3 billion in debt. News Corp., through its majority-owned subsidiary Fox Entertainment Group (NYSE: FOX), and Haim Saban each own 49.5% of Fox Family Worldwide; Allen & Company Inc. owns the remaining 1%.

As part of the transaction, Disney will acquire the Fox Family Channel, a fully distributed cable channel reaching 81 million U.S. homes; Saban Entertainment Inc., a production, distribution and merchandising company with one of the world's largest libraries of children's programs at over 6,500 half hours; a 76% interest in Fox Kids Europe (Amsterdam Exchange: FKE), which has dedicated cable and satellite channels reaching 25 million subscribers in 54 countries and 15 languages; and Fox Kids Latin America, the second most widely distributed satellite/cable network in the region.

Excluded from the transaction is the Fox Kids Network, a leading children's broadcast television network in the U.S. News Corp. will separately acquire Haim Saban's interest in this asset. Terms were not disclosed.

Rupert Murdoch, Chairman and Chief Executive of News Corporation said: "Together with Haim, we have established Fox Family as one of the world's premier family entertainment groups. We've enjoyed a close and profitable relationship that has delivered quality programming to children and families around the world. Disney has purchased a first-class collection of assets and I wish them great success."

Saban said: "Working in a highly productive partnership with News Corp. and Fox Broadcasting over the last six years, we have realized our original goal of building Fox Family Worldwide into one of the world's leading fully integrated family and children's entertainment companies. The talented management team and employees of Fox Family have done a tremendous job in building this company into a powerful global franchise. I have the utmost confidence that going forward, Disney will build on this solid foundation to allow millions of viewers throughout the world to continue to enjoy quality family entertainment while enabling the employees of Fox Family to benefit from new opportunities as part of Disney."

The transaction, which is expected to close in the 2001 calendar fourth quarter, is subject to customary closing conditions. Bear Stearns acted as financial advisor to News Corp. and


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Squadron Ellenoff Plesent & Sheinfeld LLP provided legal advice. Morgan Stanley and Alpine Capital acted as financial advisors to Haim Saban and O'Melveny & Myers and Akin, Gump, Strauss, Hauer & Feld, L.L.P. provided legal advice.

Fox Family Worldwide, Inc. is a fully integrated global family entertainment company which develops, acquires, produces, broadcasts and distributes quality live-action and animated television series, specials and motion pictures. Its principal businesses include Fox Family Channel, one of America's first and most widely distributed basic cable networks, reaching more than 81 million households; Fox Kids Network, one of the top children's broadcast television programming services in the United States, airing to 98 percent of TV households on affiliates of the Fox Broadcasting Company; Saban Entertainment, whose library of over 6500 half-hours of programming and hundreds of hours of movies is among the largest in the world; and Fox Kids International, with dedicated cable and satellite channels reaching over 51 countries including the United Kingdom and the Republic of Ireland, Brazil, France, Holland, Australia, Colombia, Argentina, Peru, Poland and Scandinavia.

Fox Entertainment Group, Inc., 83% owned by The News Corporation Limited (NYSE:
NWS), is principally engaged in the development, production and worldwide distribution of feature films and television programs, television broadcasting and cable network programming. Fox has total assets as of March 31, 2001 of approximately US$18.0 billion and total annual revenues of approximately US$9 billion. The Company's studios, production facilities and film and television library provide high-quality creative content, and the Company's broadcasting and cable networks provide extensive distribution platforms for the Company's programs.

The News Corporation Limited (NYSE: NWS, NWS.A; ASX: NCP, NCPDP; LSE: NEWCP) is one of the world's largest media companies with total assets as of March 31, 2001 of approximately US$39 billion and total annual revenues of approximately US$14 billion. News Corporation's diversified global operations in the United States, Canada, continental Europe, the United Kingdom, Australia, Latin America and the Pacific Basin include the production and distribution of motion pictures and television programming; television, satellite and cable broadcasting; the publication of newspapers, magazines and books; the production and distribution of promotional and advertising products and services; the development of digital broadcasting; the development of conditional access and subscriber management systems; and the creation and distribution of popular on-line programming.


CONTACT:
     News Corp., New York
     Andrew Butcher, 212/852-7070
           or
     Citigate Sard Verbinnen, New York
     For Haim Saban:
     George Sard/Stephanie Pillersdorf, 212/687-8080

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